Contact:
URS Corporation Sam Ramraj Vice President, Investor Relations (415) 774-2700	Sard Verbinnen & Co Jamie Tully/Delia Cannan (212) 687-8080

URS CORPORATION ANNOUNCES COMPLETION OF EXCHANGE OFFER FOR ITS 3.850% SENIOR NOTES DUE 2017 AND ITS 5.000% SENIOR NOTES DUE 2022

SAN FRANCISCO, CA – January 6, 2014 – URS Corporation (NYSE: URS) today announced that on January 3, 2014, it completed its offer to exchange up to $400 million aggregate principal amount of its newly issued 3.850% Senior Notes due 2017 and up to $600 million aggregate principal amount of its newly issued 5.000% Senior Notes due 2022 (the “Exchange Notes”) for a like principal amount of any or all of its outstanding 3.850% Senior Notes due 2017 and its outstanding 5.000% Senior Notes due 2022 (the “Old Notes”).  The Exchange Notes have each been registered under the Securities Act of 1933, as amended.

The exchange offer expired at 11:59 PM EST on January 3, 2014 (such time and date, the “expiration date”).  As of the expiration date, $394.9 million in aggregate principal amount (or 98.7%) of the 3.850% Senior Notes due 2017 and $597.2 million in aggregate principal amount (or 99.5%) of the 5.000% Senior Notes due 2022 were validly tendered and accepted for exchange.

The exchange offer was made pursuant to a registration rights agreement entered into by URS Corporation when it originally issued the securities on March 15, 2012.

This press release is not an offer to exchange the Exchange Notes for the Old Notes, nor is it the solicitation of an offer to exchange.  The exchange offer was made only pursuant to a prospectus for the exchange offer, dated as of December 5, 2013, and the related letter of transmittal, which were filed with the Securities and Exchange Commission.

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URS Corporation (NYSE: URS) is a leading provider of engineering, construction and technical services for public agencies and private sector companies around the world.  The Company offers a full range of program management; planning, design and engineering; systems engineering and technical assistance; construction and construction management; operations and maintenance; information technology; and decommissioning and closure services.  URS provides services for federal, oil and gas, infrastructure, power, and industrial projects and programs.  Headquartered in San Francisco, URS Corporation has more than 50,000 employees in a network of offices in nearly 50 countries (www.urs.com).

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this press release that are not historical facts may constitute forward looking statements, including statements relating to the completion of the exchange offer.  The Company believes that its expectations are reasonable and are based on reasonable assumptions.  However, such forward-looking statements by their nature involve risks and uncertainties.  We caution that a variety of factors could cause the Company’s business and financial results to differ materially from those expressed or implied in the Company’s forward-looking statements.  These factors include, but are not limited to: declines in the economy or client spending; federal budget and sequestration issues; our reliance on government appropriations; our ability to make accurate estimates and assumptions; the impact of changes in laws and regulations; our leveraged position and the ability to service our debt; restrictive covenants in finance arrangements; and other factors discussed more fully in URS Corporation’s most recently filed periodic report, as well as in other reports filed from time to time with the Securities and Exchange Commission.  These forward-looking statements represent only the Company’s current intentions, beliefs or expectations, and any forward-looking statement speaks only as of the date on which it was made.  The Company assumes no obligation to revise or update any forward-looking statements.

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